Triangle Bancorp Logo                                Triangle Bancorp Letterhead

                                 March 27, 1997


CONFIDENTIAL

Board of Directors
Bank of Mecklenburg
2000 Randolph Road
Charlotte, North Carolina 28207

Dear Board Members:

This Letter of Intent sets forth the conditional offer of Triangle Bancorp, Inc. (the "Company") to acquire all of the capital stock of Bank of Mecklenburg, Charlotte, North Carolina (the "Bank"), on the following terms and conditions:

         1. Form of Acquisition. The Company will exchange 1.0 share of its common stock for each issued and outstanding share of stock of the Bank immediately upon the merger of the Bank with a subsidiary of the Company to be established solely for that purpose (the "Merger"). The exchange ratio will be subject to adjustments to be agreed upon between the parties in the definitive agreement in the case of an extraordinary change in the market price of the Company's common stock. The Bank shall be operated as the wholly-owned subsidiary of the Company for a period of at least three years following the Merger. Options on shares of the Bank's common stock (up to a maximum of 306,055 shares) shall be converted into options on the Company's common stock with the number of options and the exercise price adjusted accordingly. The Merger shall be structured to qualify as a tax-free reorganization under
                  Section 368 of the Internal Revenue Code.

         2. Benefits from Merger. The Company will enter into an employment contract with John H. Ketner, Jr. for a term of five years with an annual base salary of $140,000. In addition, Mr. Ketner will participate in the Company's Short-Term and Long-Term Incentive Plans. The Company will nominate Cy N. Bahakel to serve on the Board of Directors of the Company for a term of two years at the then current level of compensation paid to Board members. The existing members of the Bank's Board will continue to serve as directors of the Bank following the Merger at the same level of compensation currently being paid to them by the Bank, subject to satisfactory performance. All employees of the Bank will be


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                  eligible under the benefit plans of the Company available to all similarly situated employees. The full details of the benefits will be set forth in a definitive agreement to be entered into between both parties.

         3. Due Diligence. Each party's management shall be granted the opportunity to review the books and records of the other party and discuss the same with the management of the other and such review shall be satisfactorily resolved in the other party's sole discretion. Each party's due diligence shall be completed within 30 days of the date of the execution of this Letter of Intent by the Bank. The Company and the Bank shall maintain the confidentiality of all confidential and non-public information supplied by the other and shall use such information only in furtherance of the Merger. All documents provided by each party to the other and all copies of such documents shall be returned to the other party if the Merger is not consummated.

         4. Environmental Assessments. The Merger is conditioned upon the completion by the Company at its own expense of environmental assessments on all real property owned by the Bank, the results of which shall be satisfactory to the Company in its sole discretion.

         5. Public Announcement. No press release or other public announcement concerning the Merger will be issued by either the Company or the Bank without the express consent of the other party.

         6. Definitive Agreement. Upon the Bank's execution of this Letter of Intent, the Company and the Bank will diligently pursue the negotiation of a mutually satisfactory definitive agreement (the "Agreement"), which Agreement shall detail the benefits set forth in Paragraph 2 and shall include such other provisions as the parties consider appropriate and shall also include provisions with respect to conditions of closing of the Merger, including but not limited to:

                  (a) Approval of the Agreement by the Company's Board of Directors and shareholders.

                  (b) Approval of the Agreement by the Bank's Board of Directors and shareholders.

                  (c) Approval of such federal, state and other regulatory agencies as the Company and the Bank may deem necessary or advisable in order to close the transaction pursuant to the Agreement, including, but not limited to, approval by the North Carolina Commissioner of Banks and the Federal Reserve Board.


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                  (d)      Receipt of a ruling from the Internal Revenue Service
                           or an opinion of the Company's tax advisor, in form and substance satisfactory to the Company and the Bank, that the Merger constitutes a tax-free reorganization pursuant to the appropriate provisions of the Internal Revenue Code.

                  (e) The accuracy of various representations and warranties of the Company and the Bank as specified in the Agreement and customary to transactions of this type.

                  (f) The receipt by the Bank of an opinion from its investment advisor that the transaction is fair, from a financial point of view, to the shareholders of the Bank.

                  (g) The indemnification by the Company of the directors and officers of the Bank to the extent currently provided by the Bank for all actions taken by such persons in their capacity as directors and officers of the Bank prior to the consummation of the Merger.

                  (h) The Company shall have filed a Registration Statement, and such Registration Statement shall have become effective, with the Securities and Exchange Commission for the shares of the Company to be exchanged for the shares of the Bank.

                  (i) The Company shall elect the Company's Chief Executive Officer and Chief Financial Officer to the Board of Directors of the Bank immediately following the Merger.

                  (j) The receipt by the Company of assurances from its accountants that the Merger will qualify to be accounted for as a pooling-of-interests.

                  The Agreement also shall provide that the Company and the Bank each shall have the right to terminate the Agreement should the Merger not have been completed by January 31, 1998, unless such date has been extended by agreement of the parties.

         7. No Solicitation of Other Acquirors. The Bank agrees that from the date hereof, it will not, either itself or through its officers, directors, employees, agents, representatives or others, (a) solicit any other acquisition proposals or negotiate with any other persons or entities regarding other acquisition proposals, or (b) provide (except as may be required by law) any non-public information, documents or materials to any person or entity (other than the Company and its affiliates) in connection with any such proposals unless prior to such time this Letter of Intent and/or the Agreement contemplated herein shall have been


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                  terminated by the parties. To that end, the parties hereto agree that should this Letter of Intent or the Agreement be terminated and the terminating party, within nine months of such termination, enters into an agreement to acquire, merge, consolidate or sell all or substantially all of its assets, to a third party, such terminating party shall pay on the date of such agreement with a third party, the sum of $500,000; provided, however, that the foregoing shall not apply should the termination be caused as a result of the good faith determination by the terminating party (i) after its due diligence review of the books and records of the other party that the transaction is not in the best interest of such party or its shareholders, (ii) that it is unable to negotiate by May 31, 1997 the definitive Agreement based on the terms of this Letter of Intent, or (iii) that termination is the result of either party's inability to satisfy the conditions to closing as set forth in Paragraph 6 above.

Upon receipt of written approval of the Bank with respect to the foregoing, this Letter of Intent will represent the good faith intent of each of the parties, but only the Agreement when finalized and executed on behalf of each of the parties will constitute a binding agreement between the parties, except for the provisions of Paragraphs 5 and 7 hereof which shall be binding on the Company and the Bank. This Letter of Intent may be executed and delivered in counterparts, each of which shall be considered an original and which together shall constitute one agreement.


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Thank you very much for permitting us to share this offer with you. We believe the combination of our two organizations would truly inure to the long term future benefit of the shareholders of both parties.

                                                 Yours very truly,

                                                 TRIANGLE BANCORP, INC.



                                            By:  /s/ Michael S. Patterson
                                                 ____________________________
                                                 Michael S. Patterson
                                                 President



Agreed to and accepted this 27th day of March, 1997.


BANK OF MECKLENBURG



By: /s/ John H. Ketner, Jr.
   ___________________________________________
     John H. Ketner, Jr.
     President




By:  /s/ Cy N. Bahakel
     ___________________________________________
     Cy N. Bahakel
     Chairman



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